Exhibit 99.1
[Lear Corporation Letterhead]
August 16, 2005
Mr. Frank Macher
President & Chief Executive Officer
Collins & Aikman Corporation
250 Stephenson Highway
Troy, MI 48083
Dear Mr. Macher:
     We have indicated to your financial advisors our interest in pursuing discussions regarding a possible transaction with Collins & Aikman Corporation and its affiliates (collectively, “Collins & Aikman”) that would serve the best interests of our respective stakeholders, as well as other constituencies, including our mutual customers.
     Based on recent press reports, we understand that Plastech Engineered Products, Inc. (“Plastech”) has recently submitted an acquisition proposal to Collins & Aikman. If Collins & Aikman intends to consider Plastech’s offer or any other transaction proposal, we would welcome the opportunity to participate in that process. As you know, we have recently announced plans to explore strategic alternatives with respect to our interior components/systems business. One potentially attractive alternative, among others, would be for each company to contribute some or all of their respective interiors businesses to a newly-formed joint venture. In this regard, Lear is as well positioned as any other potential bidder to raise third-party equity financing if necessary to complete a transaction. We request that Lear be given access to the information reasonably necessary to develop a specific transaction structure and proposal and, in any event, no less and no later access than has been or will be provided to Plastech or any other prospective bidder.
     Lear Corporation is a leading global supplier of automotive interior systems, with net sales of approximately $17 billion in 2004. Under the right conditions, we believe that Lear would be able to complete a mutually beneficial transaction within an acceptable timeframe. Moreover, we have the industry knowledge, management infrastructure and experience to effect a smooth transition for the benefit of Collins & Aikman’s customers and employees.
     We understand the constraints under which Collins & Aikman is operating and the interests of Collins & Aikman’s stakeholders in consummating a transaction that maximizes value with minimal execution risk. We are prepared to dedicate the internal and external resources necessary to evaluate a possible transaction, and we have already engaged financial, legal and other advisors.
     We look forward to hearing from you regarding Collins & Aikman’s intended process for providing information to, and evaluating transaction proposals from, interested parties. In the meantime, we would be pleased to answer any questions you may have regarding this expression of interest.

Very truly yours,
/s/ David C. Wajsgras

David C. Wajsgras Executive Vice President & Chief Financial Officer

cc:	Robert E. Rossiter
Stephen F. Cooper